June 25, 2007	Exhibit 12(a)

Putnam New York Investment Grade
Municipal Trust
One Post Office Square
Boston, Massachusetts 02109

Putnam New York Investment Grade
Municipal Corporation
One Post Office Square
Boston, Massachusetts 02109

Putnam New York Tax Exempt Income Fund
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as counsel in connection with the transaction (the “Transaction”), the two steps of which are described in a) the Plan of Entity Conversion of Putnam New York Investment Grade Municipal Trust to Putnam New York Investment Grade Municipal Corporation (the “Plan of Entity Conversion”) in the form attached as Appendix A to the Combined Prospectus/Proxy Statement (the “Prospectus/Proxy”) dated April 23, 2007 filed by Putnam Tax Exempt Income Fund (“Surviving Fund”), which conversion of Putnam New York Investment Grade Municipal Trust (“Company”) under Mass. Gen. Laws ch. 156D (the “Conversion”) is to take place as of the date of this letter (the “Effective Date”); and b) the Agreement and Plan of Merger (the “Plan of Merger”), in the form attached as Appendix B to the Prospectus/Proxy, between Putnam New York Investment Grade Municipal Corporation (“Merging Fund”) and Surviving Fund (together with the Plan of Entity Conversion, the “Agreements”), which merger under Mass. Gen. Laws ch. 156D (the “Merger”) will take place immediately after the Conversion (the “Effective Time”). Capitalized terms not defined herein are used herein as defined in the Agreements.

In the first step of the Transaction, the Conversion, as described in the Plan of Entity Conversion, the form of organization of Company will be changed from that of a Massachusetts business trust to a Massachusetts business corporation that will assume the registration of the fund. Pursuant to the Conversion, substantially all of the assets and liabilities of Company will

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remain in Merging Fund, and all of the common shares of beneficial interest in Company (“Company Shares”) will be reclassified as a single class and series of common stock of Merging Fund (“Merging Fund Shares”).

The second step of the Transaction, the Merger, as described in the Plan of Merger, will take place between Company, as converted to Merging Fund, a Massachusetts business corporation, and Surviving Fund, a Massachusetts business trust. In the Merger, all of the assets and liabilities of Company, as converted to Merging Fund, will vest in Surviving Fund, and the common stock of Merging Fund will convert into class A shares of beneficial interest in Surviving Fund (“Surviving Fund Shares”).

This opinion as to certain U.S. federal income tax consequences of the Merger is furnished to you pursuant to Sections 7(g) and 8(g) of the Plan of Merger.

Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company. Company has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”). After the Conversion, Company, as converted to Merging Fund, will succeed to and continue under Company’s registration.

Surviving Fund is registered under the 1940 Act as an open-end management investment company. Shares of Surviving Fund are redeemable at net asset value at each shareholder's option, subject to redemption fees determined by Surviving Fund trustees. Surviving Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

For purposes of this opinion, we have considered the Plan of Entity Conversion, the Plan of Merger, the Prospectus/Proxy and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes, each step of the Transaction will qualify as a tax-free reorganization as set forth in clauses (i) and (ii) as follows, and that such steps taken together will have the combined effects set forth in clauses (iii) through (x) as follows:

(i) The Conversion will constitute a reorganization within the meaning of Section 368(a) of the Code, and Merging Fund and Company each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

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(ii) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Surviving Fund and Merging Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(iii) Under Section 1032 of the Code, no gain or loss will be recognized by Merging Fund upon the vesting of the assets and liabilities of Company in Merging Fund in exchange for Merging Fund Shares; and, no gain or loss will be recognized by Surviving Fund upon the vesting of the assets and liabilities of Company, as converted to Merging Fund, in Surviving Fund, in exchange for Surviving Fund Shares;

(iv) Under Section 362(b) of the Code, the basis in the hands of Merging Fund of the assets of Company vesting in Merging Fund in the Conversion will be the same as the basis of such assets in the hands of Company immediately prior to the Conversion; and the basis in the hands of Surviving Fund of the assets of Company, as converted to Merging Fund, vesting in Surviving Fund in the Merger will be the same as the basis of such assets in the hands of Company, as converted to Merging Fund, immediately prior to the Merger;

(v) Under Section 1223(2) of the Code, the holding periods of the assets of Company in the hands of Merging Fund will include the periods during which such assets were held by Company; and the holding periods of the assets of Company, as converted to Merging Fund, in the hands of Surviving Fund will include the periods during which such assets were held by Company, as converted to Merging Fund;

(vi) Under Section 361 of the Code, no gain or loss will be recognized by Company upon the vesting of Company’s assets and liabilities in Merging Fund in exchange for Merging Fund Shares, or upon the distribution of Merging Fund Shares by Company to its shareholders; and no gain or loss will be recognized by Company, as converted to Merging Fund, upon the vesting of the assets and liabilities of Company, as converted to Merging Fund, in Surviving Fund in exchange for Surviving Fund Shares, or upon the distribution of Surviving Fund Shares by Company, as converted to Merging Fund, to its shareholders;

(vii) Under Section 354 of the Code, no gain or loss will be recognized by Company shareholders upon the exchange of their Company shares for Merging Fund Shares; and no gain or loss will be recognized by Merging Fund shareholders (formerly shareholders of Company) upon the exchange of their Merging Fund shares for Surviving Fund Shares;

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(viii) Under Section 358 of the Code, the aggregate basis of Merging Fund Shares a Company shareholder receives in connection with the Conversion will be the same as the aggregate basis of his or her Company shares exchanged therefor; and the aggregate basis of Surviving Fund Shares a Merging Fund shareholder (formerly a shareholder of Company) receives in connection with the Merger will be the same as the aggregate basis of his or her Merging Fund shares exchanged therefor;

(ix) Under Section 1223(1) of the Code, a Company shareholder’s holding period for his or her Merging Fund Shares will be determined by including the period for which he or she held the Company shares exchanged therefor, provided that he or she held such Company shares as capital assets; and a Merging Fund shareholder’s (formerly a Company shareholder’s) holding period for his or her Surviving Fund Shares will be determined by including the period for which he or she held the Merging Fund shares (including the period for which he or she held the Company shares) exchanged therefor, provided that he or she held such Company and Merging Fund shares as capital assets; and

(x) Merging Fund will succeed to and take into account the items of Company described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder; Surviving Fund will succeed to and take into account the items of Company, as converted to Merging Fund, described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

We express no view with respect to the effect of the Merger on any asset vesting in Surviving Fund as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or (ii) on the termination or transfer thereof without reference to whether such a termination or transfer would otherwise be a taxable transaction.

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Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. tax advice contained herein is not intended or written to be used, and cannot be used by any taxpayer, including Company, Merging Fund, or Surviving Fund, for the purpose of avoiding U.S. tax penalties.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP